EXHIBIT 99.3

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2013

($ presented in millions, unaudited)	Trailing twelve
	months ended
Interest Coverage Ratio:	March 31, 2013
Adjusted EBITDA(1)	$554.8
Add: Equity method cash distributions received	1.5
Add: Franchise tax expense	0.3
Add: Gross interest income recognized	0.9
Add: Capitalized interest recorded	7.5
Less: Non-controlling interest distributions paid	(0.4)
Consolidated EBITDA, as defined in senior secured credit agreement	$564.6	A

Net interest	$199.7
Add: Capitalized interest recorded	7.5
Less: Non-cash accretion of senior discount and senior unsecured notes	(4.3)
Less: Non-cash amortization of financing costs	(8.8)
Less: Interest related to specified construction projects	(10.1)
Consolidated cash interest expense, as defined in senior secured credit agreement	$184.0	B

Interest coverage ratio (A/B)	3.07	x

Minimum interest coverage ratio required as of March 31, 2013	2.10	x

Leverage Ratio:	As of March 31, 2013
Term debt and senior notes outstanding	$2,995.3
Less: Cash and cash equivalents	(522.8)
Less: Restricted cash	(6.0)
Less: Debt incurred to fund specified construction projects	(222.8)
Consolidated debt, as defined in senior secured credit agreement	$2,243.7	C

Consolidated EBITDA, as defined in senior secured credit agreement	$564.6	A

Leverage ratio (C/A)	3.97	x

Maximum leverage ratio allowed as of March 31, 2013	5.50	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2013
(continued)

(1) Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended March 31, 2013 (in millions).

		Add:	Less:	Trailing twelve
	Nine months ended	Year ended	Nine months ended	months ended
	March 31, 2013	June 30, 2012	March 31, 2012	March 31, 2013
Net income attributable to Vanguard Health Systems, Inc. stockholders	$47.4	$57.3	$38.0	$66.7
Interest, net	149.3	182.8	132.4	199.7
Income tax expense	24.5	22.2	20.4	26.3
Depreciation and amortization	194.1	258.3	191.3	261.1
Non-controlling interests	3.6	(1.4)	(0.5)	2.7
Loss (gain) on disposal of assets	1.3	0.6	(0.6)	2.5
Equity method income	(1.8)	(1.5)	(1.8)	(1.5)
Stock compensation	5.5	9.2	6.5	8.2
Realized losses on investments	0.3	—	—	0.3
Acquisition related expenses	0.2	14.0	13.8	0.4
Debt extinguishment costs	1.3	38.9	38.9	1.3
Impairment and restructuring charges	—	(0.1)	(0.1)	—
Pension credits	(11.6)	(5.1)	(3.9)	(12.8)
Discontinued operations, net of taxes	(0.1)	0.5	0.5	(0.1)
Adjusted EBITDA	$414.0	$575.7	$434.9	$554.8